HOME EQUITY ASSET TRUST 2006-5

___________________________

DERIVED INFORMATION [6/06/06]
[$823,225,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$835,975,100]
Total Certificates Ofered & Non-Ofered

Home Equity Pass-Through Certificates, Series 2006-5

Credit Suisse First Boston Mortgage Securities Corp.
Depositor

[U.S. Bank, N.A.]
Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-130884. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

 The below charts display the excess interest in HEAT 2006-5 at 100% of the Prospectus Prepayment Curve (PPC) assuming no loss and (i) spot libor, (ii) forward libor, (iii) forward libor plus 100 basis points and (iv) forward libor plus 200 basis points. Amounts available from the Interest Rate Cap are incorporated in this calculation.

EXCESS INTEREST

Period	SPOT LIBOR	FWD LIBOR	FWD LIBOR+100	FWD LIBOR+200
1	3.85%	3.85%	3.85%	3.85%
2	1.90%	1.86%	0.87%	0.12%
3	1.72%	1.72%	1.75%	2.05%
4	1.73%	1.73%	1.74%	1.84%
5	1.72%	1.72%	1.75%	2.08%
6	1.73%	1.73%	1.75%	1.84%
7	1.72%	1.72%	1.75%	2.08%
8	1.72%	1.72%	1.75%	2.08%
9	1.74%	1.74%	1.75%	1.78%
10	1.72%	1.72%	1.75%	2.02%
11	1.73%	1.73%	1.75%	1.83%
12	1.72%	1.72%	1.75%	2.00%
13	1.73%	1.73%	1.75%	1.83%
14	1.72%	1.72%	1.75%	1.98%
15	1.72%	1.72%	1.75%	1.98%
16	1.73%	1.73%	1.75%	1.83%
17	1.91%	1.91%	1.94%	2.07%
18	2.09%	2.09%	2.11%	2.16%
19	2.07%	2.07%	2.10%	2.17%
20	2.07%	2.07%	2.10%	2.17%
21	2.28%	2.28%	2.29%	2.33%
22	2.76%	2.75%	2.77%	2.82%
23	3.77%	3.76%	3.77%	3.78%
24	3.80%	3.79%	3.82%	3.83%
25	3.79%	3.78%	3.81%	3.82%
26	3.77%	3.76%	3.79%	3.81%
27	3.83%	3.82%	3.86%	3.88%
28	3.92%	3.91%	4.04%	4.05%
29	4.04%	4.02%	4.41%	4.42%
30	4.06%	4.04%	4.46%	4.49%
31	4.04%	4.02%	4.44%	4.47%
32	4.06%	4.05%	4.46%	4.48%
33	4.19%	4.17%	4.61%	4.60%
34	4.19%	4.17%	4.69%	4.78%
35	4.55%	4.51%	4.63%	4.44%
36	4.43%	4.39%	4.49%	4.32%
37	4.54%	4.50%	4.61%	4.45%
38	4.32%	4.27%	4.35%	4.15%
39	4.36%	4.31%	4.39%	4.25%
40	4.49%	4.45%	4.56%	4.52%
41	4.38%	4.35%	4.44%	4.44%
42	4.50%	4.46%	4.57%	4.60%
43	4.37%	4.33%	4.42%	4.43%
44	4.37%	4.32%	4.41%	4.42%
45	4.73%	4.69%	4.62%	4.88%

Period	SPOT LIBOR	FWD LIBOR	FWD LIBOR+100	FWD LIBOR+200
46	4.36%	4.33%	4.39%	4.39%
47	4.57%	4.53%	4.51%	4.43%
48	4.42%	4.38%	4.34%	4.23%
49	4.56%	4.50%	4.49%	4.40%
50	4.41%	4.35%	4.31%	4.20%
51	4.41%	4.34%	4.30%	4.19%
52	4.54%	4.49%	4.47%	4.38%
53	4.40%	4.38%	4.34%	4.21%
54	4.53%	4.52%	4.50%	4.39%
55	4.38%	4.32%	4.27%	4.14%
56	4.38%	4.29%	4.24%	4.11%
57	4.79%	4.71%	4.74%	4.68%
58	4.38%	4.27%	4.22%	4.08%
59	4.53%	4.46%	4.45%	4.33%
60	4.40%	4.34%	4.30%	4.16%
61	4.62%	4.50%	4.24%	3.86%
62	4.45%	4.33%	4.03%	3.63%
63	4.45%	4.34%	4.03%	3.63%
64	4.63%	4.53%	4.26%	3.89%
65	4.45%	4.34%	4.04%	3.64%
66	4.64%	4.53%	4.26%	3.89%
67	4.46%	4.35%	4.04%	3.64%
68	4.46%	4.34%	4.03%	3.63%
69	4.82%	4.72%	4.48%	4.14%
70	4.47%	4.35%	4.04%	3.64%

100% Prospectus Prepayment Curve (PPC)

With respect to the fixed rate Mortgage Loans, 100% of the prepayment assumption (the "Fixed PPC") describes prepayments starting at 4.60% CPR in month 1, increasing by approximately 1.6727% CPR per month to 23% CPR in month 12, and remaining at 23% CPR thereafter.

With respect to the adjustable rate Mortgage Loans, 100% of the prepayment assumption (the "ARM PPC") describes prepayments starting at 8% CPR in month 1, increasing by 2% in each of the following 11 months. In months 12 through 22, 100% PPC for the adjustable rate Mortgage Loans assumes 30% CPR. In months 23 through 27, 100% PPC for the adjustable rate Mortgage Loans assumes 55% CPR. In month 28 and thereafter, 100% PPC for the adjustable rate Mortgage Loans is assumed to remain constant at 35%.